Exhibit 99.10

NEWS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED CLOSES PRIVATE PLACMENTS AND
RAISES GROSS PROCEEDS OF APPROXIMATELY $9.7 MILLION

Shanghai, China - May 31, 2007 - Sinobiomed Inc. (“Sinobiomed”, or “the Company”) (OTCBB: SOBM) is pleased to announce that it has recently closed two private placements, one of which was in a series of four traunches. The gross proceeds for 9,290,000 units totaled $9,679,001.00. Each unit consists of one share of common stock of the Company and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional share of common stock of the Company for two years from the date of issuance. The Company has paid or will be paying total finders fees in aggregate of $871,875 and 85,500 shares of common stock.

Sinobiomed will use the proceeds to strengthen its balance sheet and support the intended acquisition of a pharmaceutical distribution firm in order to enhance the Company’s sales and marketing capabilities throughout China.

The Company issued the units to investors based on exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) as well as Regulation S of the Securities Act of 1933, as amended (the “Act”).

The units offered in the private placements to the investors were not registered under the Act, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

For more details on the private placements, please see the Company’s recent Form 10-QSB and Form 8-K filings on EDGAR at www.sec.gov.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.